EXHIBIT 10.3.1

Convertible Promissory Note

FORBEARANCE AND EXTENSION AGREEMENT

Lender:	National Petroleum Corporation
597 W. Waterview Drive
Green Valley, AZ 85614

Borrower:	Natural Resource Group, Inc.
1789 W. Littleton Blvd.
Littleton, CO 80120

Guarantor:	Diversified Resources, Inc.
1789 W. Littleton Blvd.
Littleton, CO 80120

Maximum Principal Amount:	$350,000 ($250,000 Drawn)

Date of Issuance:	January 12, 2012 (executed January 17, 2012)

Original Maturity Date:	January 11, 2014

Extended Maturity Date:	July 17, 2014

This Agreement is made by, between and among the Lender, Borrower and Guarantor above named for purposes of extending the maturity of that certain Convertible Promissory Note issued by Borrower to Lender on January 12, 2012 (executed January 17, 2012) in the original Maximum Principal Amount of $350,000 (as against which Borrower has to date drawn, and Lender has advanced, the principal sum of $250,000) and for the further purpose of inducing Lender to forbear from the exercise of rights and remedies which have arisen from the Borrower’s failure to perform certain covenants and obligations under the said Convertible Promissory Note and the Participation Agreement between the parties dated January 17, 2012, integral thereto.

WITNESSETH:

1. Extension. Subject to each other term and provision of this Agreement, Lender hereby extends the maturity date of the Convertible Promissory Note, and the principal sum due and owing thereunder, to a maturity date of July 17, 2014. All rights, privileges, elections and options inuring to Lender under the said Convertible Promissory Note and Participation Agreement are likewise hereby extended.

2. Forbearance. Notwithstanding certain events of default by Borrower, and subject to each other term and provision of this Agreement, Lender agrees to forbear from the exercise of its rights and remedies available under the Convertible Promissory Note, the Participation Agreement, and the Deed of Trust granted by Borrower to Lender dated January 17, 2012, pertaining to certain property located in Las Animas County, Colorado, provided that Borrower shall fully and timely perform, fulfill and conform with, the curative covenants and conditions set forth in paragraph 3, below.

3. Curative Covenants and Conditions. Borrower shall, on or before the cure dates set forth herein below, perform, fulfill and conform with the following covenants and conditions:

	Cure Date	Covenant/Condition

(a)	March 15, 2014	Pay Lender all interest accrued and unpaid under the terms of the Convertible Promissory Note. Thereafter, Borrower shall timely remit regular interest payments monthly as the same become due.

(b)	April 1, 2014
Fully account to Lender for all revenues due and attributable to Lender as: (i) assignee under that certain Assignment of Oil and Gas Overriding Royalty Interest dated January 17, 2012; and (ii) assignee of that certain Assignment of Oil and Gas Interest (20% Modified Net Profits Interest) dated January 17, 2012. The said assignments pertain to the same said property located in Las Animas County, Colorado. With respect to the accounting for the Assignment of Oil and Gas Interest (20% Modified Net Profits Interest) the accounting shall include a detailed description of any expense proposed as charged to, or deductible from, the associated revenue. The accounting shall include actual remittance to Lender of all sums due under the aforesaid assignments to be paid on or before the stated Cure Date. This initial accounting shall cover all revenues (and expense) through the period ending January 31, 2014. Thereafter, on or before the 1st day of each succeeding month Borrower shall likewise fully account (and pay) for the revenues (and expense) associated with such assignments for the period ending on the last day of the next preceding month.

(c)	April15, 2014
Borrower shall commence and thereafter diligently prosecute to completion the work described as Phase II- Additional Development as set forth in paragraph 1.1 of the Participation Agreement and described in further detail in Exhibit B-1 attached thereto. Borrower acknowledges that Lender heretofore advanced the $100,000 tranche of funds for this purpose but that Borrower has not timely commenced or prosecuted such work. Absent force majeure, and subject to drilling rig availability, Borrower covenants to complete Phase II-Additional Development no later than May 15, 2014.

In the event Borrower should fail, refuse or neglect to fully and timely perform, fulfill or conform with the foregoing, or in the event of the occurrence of any other event of default, Lender’s agreement to forbear shall no longer be in force, and Lender shall be entitled to exercise all rights and remedies available at law or in equity.

4. Additional Draw. Notwithstanding any contrary provision of the Convertible Promissory Note, Lender consents and agrees that upon Borrower’s performance, fulfillment and conformity with the Curative Covenants and Conditions set forth in paragraph 3, above, and provided Borrower is not then otherwise in default, the additional draw of $100,000 shall be available to Borrower for purposes of funding Phase III – Additional Development as described in paragraph 1.1 of the Participation Agreement and Exhibit B-1 attached hereto. It is provided, however, that the availability of the additional draw for Phase III – Additional Development shall be conditioned upon Borrower’s prior completion of Phase II – Additional Development and Borrower’s firm commitment to commence and complete Phase III – Additional Development prior to the Extended Maturity Date.

5. Guaranty. Guarantor has recently acquired all of the issued and outstanding capital stock of Borrower. As an inducement to Lender to grant this extension and forbearance, and in consideration of the substantial benefit realized by its wholly owned subsidiary by reason of Lender’s execution hereof, Guarantor hereby unconditionally and irrevocably guarantees unto Lender the Borrower’s payment and performance of all obligations incumbent upon Borrower under the terms of this Agreement, the Convertible Promissory Note, the Deed of Trust, the Assignment of Oil and Gas Overriding Royalty Interest and the Assignment of Oil and Gas Interest (20% Modified Net Profits Interest).

6. Attorney’s Fees. Borrower shall immediately upon presentation of invoice, reimburse Lender for its attorney’s fees incurred in the negotiation and preparation of this instrument, with respect to which Lender makes a good faith expense estimate of $750.

7. Other Terms. All other terms and provisions of the Convertible Promissory Note, Participation Agreement, Deed of Trust, Assignment of Oil and Gas Overriding Royalty Interest and the Assignment of Oil and Gas Interest (20% Modified Net Profits Interest) not inconsistent herewith remain in full force and effect.

8. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, their successors and assigns.

IN WITNESS WHEREOF this Agreement is executed the day and year first above written.

Borrower

NATURAL RESOURCE GROUP, INC.
A Colorado Corporation

By:	/s/Paul G. Laird
Name:	Paul G. Laird
Title:	President

Guarantor

DIVERSIFIED RESOURCES, INC.
A Nevada Corporation

By:	/s/ Paul G. Laird
Name:	Paul G. Laird
Title:	Chairman and CEO

Lender

NATIONAL PETROLEUM CORPORATION
A Kansas Corporation

By:	/s/ Ronald R. McGinnis
Name:	Ronald R. McGinnis
Title:	President